Megola Inc. Announces Signing of Technology Purchase Agreement with 1771601 Ontario Inc. for Intellectual Properties to AF21 Anti-Fire Inhibitor

Will continue to manufacture AF21, establish sales channels and distribution networks

SARNIA, ON - May 9, 2011 - Megola Inc. (OTCBB:MGON - News), a leading environmental solution provider, announces that it has signed a technology purchase agreement with 1771601 Ontario Inc. for the purchase of the Intellectual Properties to the  AF21 Anti-fire Inhibitor product.

Consideration

Upon Closing Megola Inc. will pay a consideration of MGON restricted common stock (“Stock Consideration”) of 1,000,000 shares as per Rule 144 and Megola Inc. shall issue such stock in the name of the Seller and or its assigns.

Megola will also pay a consideration of 250,000 restricted Series B Preferred shares which each Series B Preferred share having a stated value of $10.00 (ten dollars) per share. Series B Preferred shares, after the restricted holding period, can be converted at $0.10 (ten cents) to MGON common shares. Megola also retains the option to buy back any Series B Preferred shares for cash consideration of the same stated value of the Series B Preferred shares. Megola Inc. shall issue such stock in the name of the Seller and or its assigns.

“As Megola has been blending the AF21 Fire Inhibitor in North America for the past couple of years the company has the ability to ensure that quality control standards and all associated industry certification requirements are met.  Through the management of supply chain logistics Megola can also ensure that the product is readily available to its agents and end users,” states Joel Gardner, CEO of Megola Inc.

Gardner adds, “Obtaining the ownership of the technology will allow us to make any modifications required so that Megola can better serve specific industries and applications.  It will also allow Megola the potential of initiating patents for the different blends.”

Megola has been targeting multiple industries for the use of the AF21 product; the wood industry as a stand alone topical treatment or for blending with other wood treatment products, the mattress industry as a pre or post manufacturing topical application, and the insulation industry as a fire inhibitor additive into the manufacturing process.

Megola currently owns the North American trademarks for ‘Hartindo Anti-Fire’ and ‘Anti-Fire’.

Non-Toxic, Environmentally-Friendly

AF21

Unlike many current fire retardant solutions, which only delay the start of fires, AF21 is a total fire inhibitor, rendering all natural materials and many synthetics non-flammable.  Water-based, non-toxic, and environmentally-friendly, AF21 is a safe alternative to current fire retardant chemicals.

For more information on Megola Inc., please visit www.megola.com

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities.  The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

     Megola Inc.
     Investor Relations
     1 888 558 6389
     IRinfo@megola.com
     http://www.megola.com